Exhibit 23.1

PRITCHETT, SILER & HARDY, P.C.

CERTIFIED PUBLIC ACCOUNTANTS

A PROFESSIONAL CORPORATION

515 SOUTH 400 EAST, SUITE 100

SALT LAKE CITY, UTAH  84111

_______________

(801) 328-2727     FAX (801) 328-1123

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

B4MC Gold Mines, Inc. (formerly known as Heavenly Hot Dogs, Inc.)

Las Vegas, Nevada

We hereby consent to the inclusion by B4MC Gold Mines, Inc. of our report dated June 30, 2015, relating to our audit of the financial statements of B4MC Gold Mines, Inc. as of December 31, 2014, which report is included in the Annual Report on Form 10-K of B4MC Gold Mines, Inc. for the year ended December 31, 2015.

/s/ Pritchett, Siler & Hardy, P.C.

Pritchett, Siler & Hardy, P.C.

Salt Lake City, Utah

May 31, 2018